Contact:
Lippert/Heilshorn & Associates
Keith Lippert/Carolyn Capaccio(212) 838-3777

FOR IMMEDIATE RELEASE

Juniper Partners Announces $6.5 Million Class B Common Stock Purchase by Firestone Affiliates

NEW YORK — Jan. 19, 2007 — Juniper Partners Acquisition Corp. (OTCBB: JNPPA and JNPPB ) today announced that Raymond Mason and Bert Getz, directly or through affiliates, purchased $6.5 million of Juniper’s Class B common stock. Mr. Mason, who will become Vice Chairman of Juniper’s Board of Directors upon completion of the Business Combination of Juniper and Firestone Communications, Inc. (‘‘Firestone’’), is the largest shareholder of Firestone and now the largest shareholder of Juniper. Mr. Getz, who purchased stock individually, is (Co-Chief Executive Officer) of Globe Corporation, which is also purchasing Class B common stock of Juniper. Mr. Getz, a significant shareholder and a Director of Firestone, will become a Director of Juniper upon completion of the Business Combination.

Stuart B. Rekant, Juniper’s Chairman and CEO, stated ‘‘The significant stock purchases by both Raymond and Bert are powerful endorsements of Juniper’s vision of building a leading provider of branded content across multiple distribution channels. Their intense commitment, along with the combination of resources of our respective companies, will enable us to pursue an aggressive growth plan.’’

Mr. Mason commented ‘‘The combination of Juniper and Firestone is a critical first step in building a media and entertainment company for the digital future. The determination by Firestone shareholders to do an all stock transaction with Juniper, along with our substantial purchase of Class B shares, demonstrates our confidence in Juniper’s management team, which shares our excitement about the prospects for SORPRESA!, the nation’s first Hispanic children’s cable television network. We have a common vision that SORPRESA!, as well as Firestone’s production services and network operations, provide the foundation for building a leading content company.’’ Upon the completion of the merger, Juniper will change its name to Juniper Content Corporation. Mr. Getz added ‘‘We believe that the new Juniper is well positioned to capitalize on the explosive growth of digital media across mobile, broadband, and other interactive platforms.’’

    About Firestone Communications, Inc.

Firestone Communications, Inc., is a privately held media company based in Dallas-Ft. Worth, Texas. It launched SORPRESA! as its first digital television channel offering which is available on Cablevision, Charter, Comcast, Cox, Time Warner, Verizon and The National Cable TV Cooperative. Its board of directors includes Peter Lund, former President and Chief Executive Officer, CBS Corp., Raymond K. Mason, former Chairman, President and CEO, Charter Group, and Bert A. Getz, President of Globe Development Company. Mr. Mason is a manager and the controlling member of 12K, LLC.

    About Juniper Partners Acquisition Corp.

Juniper Partners Acquisition Corp. was formed on February 3, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. It intends to utilize cash derived from the proceeds of its July 2005 initial public offering, its capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination.

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